UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                       Commission File Number: 0001379006

                           NOTIFICATION OF LATE FILING
                           ---------------------------

(Check One):

|_|  Form 10-K    |_|  Form 11-K    |_|  Form 20-F    |X|  Form 10-Q

     For Period Ended:  March 31, 2007

|_|  Transition Report on Form 10-K

|_|  Transition Report on Form 20-F

|_|  Transition Report on Form 11-K

|_|  Transition Report on Form 10-Q

|_|  Transition Report on Form N-SAR

     For Transition Period Ended:
                                  ------------------------


Read Instruction (on back page) Before Preparing Form. Please Print or Type Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information
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Full Name of Registrant:  TNT Designs,  Inc.
                        ------------------------

Former Name if Applicable:
                          -----------------------

Address of Principal Executive Office (Street and Number):

305 Madison Avenue, Suite 449
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City, State and Zip Code:  New York, New York 10165
                         ----------------------------

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Part II - Rule 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will
|X| be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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Part III - Narrative
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State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K,
20-F, 10-Q, 10-QSB, N-SAR or portion thereof could not be filed within the prescribed time period.


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Additional time required for the filing of the 10-QSB for the quarter ended
March 31, 2007 as the review of option accounting was not completed. The Company expects to file within the extension period.

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Part IV -         Other Information
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(1)   Name and telephone number of person to contact in regard to this notification:

                   Anju Tandon                 917                215-1222
         ----------------------------      -----------       ------------------
                     (Name)                (Area Code)       (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s):

                               |X| Yes   |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                               |_| Yes   |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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

                                TNT DESIGNS, INC.
              ----------------------------------------------------
                  (Name of Registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 16, 2007              By: /s/ Anju Tandon
                                     -------------------------------------------
                                     Name:  Anju Tandon
                                     Title: Chairman, President, Chief Executive
                                            and Financial Officer